As filed with the Securities and Exchange Commission on November 1, 2021.
Registration No. 333-238917

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZoomInfo Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	87-3037521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
805 Broadway Street, Suite 900
Vancouver, Washington 98660
(Address of Principal Executive Offices) (Zip Code)
ZoomInfo Technologies Inc. 2020 Omnibus Incentive Plan
ZoomInfo Technologies Inc. 2020 Employee Stock Purchase Plan
(Full title of the Plans)
Anthony Stark
General Counsel
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660
Telephone: (800) 914-1220
(Name and address and telephone number, including area code, of agent for service)

With copies to:
Richard A. Fenyes
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

This Post-Effective Amendment No. 1 (the “Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to notify the Securities and Exchange Commission (the “Commission”) that effective as of October 29, 2021, ZoomInfo Intermediate Inc. (formerly “ZoomInfo Technologies Inc.”), a Delaware corporation (the “Predecessor Registrant”), merged (the “Merger”) with and into ZoomInfo Merger Sub 1 Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of ZoomInfo Technologies Inc. (formerly “ZoomInfo NewCo Inc.”), a Delaware corporation (the “Successor Registrant”), pursuant to which the Predecessor Registrant became a direct wholly-owned subsidiary of the Successor Registrant, in accordance with the Agreement and Plan of Merger, dated October 29, 2021 among the Predecessor Registrant, the Successor Registrant and Merger Sub. For the purposes of this Amendment and the Registration Statement (as defined below), (i) as of any time prior to the effective time of the Merger, references to the “Company,” “we,” “us,” “our” and similar terms mean the Predecessor Registrant and references to “Class A Common Stock” mean the Class A Common Stock, par value $0.01 per share, of the Predecessor Registrant and (ii) as of the effective time of the Merger and thereafter, references to the “Company,” “we,” “us,” “our” and similar terms mean the Successor Registrant and references to “Class A Common Stock” mean the Class A Common Stock, par value $0.01 per share, of the Successor Registrant. This Amendment does not reflect any increase in the number of shares issuable pursuant to the Company’s equity compensation plans.
This Amendment relates to the Registration Statement (the “Registration Statement”) of the Predecessor Registrant on Form S-8 (File No. 333-238917), filed with the SEC on June 3, 2020, registering 18,650,000 shares of Class A Common Stock issuable under the ZoomInfo Technologies Inc. 2020 Omnibus Incentive Plan and 7,500,000 shares of Class A Common Stock issuable under the ZoomInfo Technologies Inc. 2020 Employee Stock Purchase Plan (collectively, the “Plans”).
In connection with the Merger, all of the outstanding capital stock of the Predecessor Registrant (including any options or other rights to acquire the same) was converted automatically, on a share-for-share basis, into equivalent capital stock of the Successor Registrant (and rights to acquire the same). As a result of the Merger, each stockholder of the Predecessor Registrant became a stockholder of the Successor Registrant. In connection with the Merger, the Successor Registrant assumed the Predecessor Registrant’s existing obligations in connection with awards granted under the Plans.
In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All registration fees were paid at the time of filing of the original Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Amendment in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to the participants in the Plans covered by the Registration Statement as adopted by this Amendment as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Amendment or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company are hereby incorporated herein by reference:
(a)the Company’s Annual Report on Form 10-K for the year ended December 31, 2020;
(b)the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021;
(c)the Company’s Current Reports on Form 8-K filed on January 25, 2021, February 2, 2021, February 22, 2021, April 28, 2021, June 10, 2021, June 30, 2021, July 13, 2021, July 15, 2021, July 20, 2021, August, 6, 2021, August 11, 2021, and November 1, 2021 (first filing); and
(d)the description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on November 1, 2021 (first filing), which updates the description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 4, 2020, including all other amendments and reports filed for the purpose of updating such description.
All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4.    Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.

Item 6.     Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is, or is threatened to be made party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses such officer or director has actually and reasonably incurred.
Section 145 also provides that the expenses incurred by a director, officer, employee, or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise in defending any action, suit, or proceeding may be paid in advance of the final disposition of the action, suit, or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
The Company’s amended and restated bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the Company’s amended and restated bylaws or otherwise.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.
The Company intends to enter into indemnification agreements with its directors and executive officers. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.
The following exhibits are filed as part of this Amendment:

Exhibit Number	Description of Document

4.1
Amended and Restated Certificate of Incorporation of ZoomInfo Technologies Inc. (incorporated by reference to Exhibit 3.1 to the Predecessor Registrant’s Current Report on Form 8-K (File No. 001-39310) filed with the Securities and Exchange Commission on November 1, 2021 (first filing)).

4.2
Amended and Restated Bylaws of ZoomInfo Technologies Inc. (incorporated by reference to Exhibit 3.2 to the Predecessor Registrant’s Current Report on Form 8-K (File No. 001-39310) filed with the Securities and Exchange Commission on November 1, 2021 (first filing)).

4.3
ZoomInfo Technologies Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to the Predecessor Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2020).

4.4
ZoomInfo Technologies Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Predecessor Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2020).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

23.1*	Consent of KPMG LLP

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature pages to this Amendment).
__________________
*    Filed herewith
Item 9.     Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Successor Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on the 1st day of November, 2021.

ZOOMINFO TECHNOLOGIES INC.

By:	/s/ Henry Schuck
Name:	Henry Schuck
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Henry Schuck, Cameron Hyzer, Anthony Stark, and Ashley McGrane, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-8 of the Successor Registrant (as successor registrant to the Predecessor Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended) under Registration File No. 333-238917, and to make such changes in and additions and amendments to such Registration Statement (including any further post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment and powers of attorney have been signed by the following persons in the capacities indicated on the 1st day of November, 2021.

Signature	Title

/s/ Henry Schuck	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
Henry Schuck

/s/ Todd Crockett	Director
Todd Crockett

/s/ Mitesh Dhruv	Director
Mitesh Dhruv

/s/ Keith Enright	Director
Keith Enright

/s/ Ashley Evans	Director
Ashley Evans

/s/ Mark Mader	Director
Mark Mader

/s/ Patrick McCarter	Director
Patrick McCarter

/s/ Jason Mironov	Director
Jason Mironov

/s/ D. Randall Winn	Director
D. Randall Winn

/s/ Cameron Hyzer	Chief Financial Officer (principal financial officer)
Cameron Hyzer

/s/ Sriprasadh Cadambi	Chief Accounting Officer (principal accounting officer)
Sriprasadh Cadambi